Exhibit 99.1

For Immediate Release

Contacts:
Dan Race
Plantronics, Inc.
831-458-7005
dan.race@plantronics.com

John Hart Joins Plantronics Board of Directors

Wireless Pioneer and Former Chief Technology Officer of 3Com to
Strengthen Plantronics’ Board Technical Expertise

SANTA CRUZ, CA - March 9, 2006 - Plantronics (NYSE:PLT) is enhancing its Board of Directors with the addition of John Hart, wireless technology pioneer and former senior vice president and Chief Technology Officer of 3Com.

“John’s expertise in networking and advanced wireless technologies will be extremely useful as Plantronics expands its offerings to help people realize the benefits of mobile, hands-free communications,” said Ken Kannappan, president and CEO of Plantronics.

At 3Com, Hart was responsible for the overall strategic direction of the company during the 10 year period (September 1990-September 2000) in which it grew annual revenue from $400 million to almost $6 billion. Hart architected and led 3Com’s “Fast, Cheap and Simple” (FCS) first/last mile networking strategy at a time when networking was anything but fast, cheap or simple. Hart was also responsible for 3Com’s Advanced Development Lab which pioneered Ethernet adapter and switch solutions, 802.11 solutions, and cable model/low cost routers. Prior to 3Com, Hart was vice president of engineering at Vitalink Communications Corporation where he led the group that invented, patented and shipped the industry’s first Ethernet switching products. Mr. Hart holds a BS in Mathematics from the University of Georgia.

"Plantronics’ communication and entertainment products are at the epicenter of wireless technologies for consumers and business users,” said Hart. “I’m honored to join the Plantronics Board of Directors, and look forward to helping the company further its commitment to sound innovation through new wireless products that enable true mobile freedom.”

About Plantronics
In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, Plantronics has become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation™ is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Altec Lansing, Clarity, Plantronics, Sound Innovation, and Volume Logic are trademarks or registered trademarks of Plantronics, Inc.